Exhibit 10.2

September 15, 2010

Mollie Hunter
21012 Cantebury Lane
Lake Forrest, CA
92630

Dear Mollie,

We are pleased to offer you the following position with Accelrys Inc. and it is our hope that you will become a part of this exciting and innovative organization. The following will confirm the terms of our offer of employment to you:

Position/Location: You will assume the position of Vice President, Worldwide Consulting Services, reporting directly to Todd Johnson, Executive Vice President, Sales, Services and Marketing. This position will be located in our San Diego headquarters.

Compensation: Your compensation in the above position will include an annual base salary of $230,000.00, paid semi-monthly at the rate of $9,583.33 per pay period. In addition, you will be eligible to participate in our Services Management Incentive Plan (the “Plan”) designed to allow you to earn up to an additional 50% of your annual base salary in incentive compensation based upon achievement of a combination of individual services based metrics and objectives and corporate performance objectives. For the remainder of calendar year 2010, your bonus will be pro-rated for the number of months during the fiscal year during which you were employed by the Company.

Employment and Benefits: As an employee of Accelrys Inc., you will participate in our comprehensive employee benefits package. Accelrys is committed to maintaining a competitive position in the employment marketplace and in doing so makes available to you the standard employee benefits package provided to US-based employees. This will include, but is not limited to, health, disability and life insurance; participation in our 401(k) retirement savings plan; and vacation benefits. You will also be eligible for any other benefits provided to our senior executives including long term care and enhanced life and long term disability insurance benefits. It is understood that this offer of employment, its acceptance, or the maintenance of human resources policies, procedures, and benefits do not create a contract of employment for a specified term or guarantee of specific benefits. Employment at Accelrys Inc. is not for a specific term and can be terminated by you or by Accelrys Inc. at any time for any reason, with or without cause.

This letter supersedes any prior or contrary representations that may have been made by Accelrys Inc. Upon acceptance of this offer, the terms described in this letter shall be the terms of your employment.

Equity Grant: Upon joining the Company, management will recommend to the Board of Directors that you be given the opportunity to receive an option for 40,000 shares of common stock and 15,000 shares of restricted stock units pursuant to the terms of the 2004 Employee Stock Incentive Plan. Any offer of options or restricted stock units is subject to the written approval of the Company's Board of Directors and such standard conditions as the Plan or the Board may impose. The stock option will vest over a four (4) year period and the restricted stock unit grant over a three (3) year period from the later of your hire date or HR Committee approval.

Exhibit 10.2

Confidentiality: Due to the nature of your responsibilities, you will be bound by the Company's Invention and Non-Disclosure Agreement ("the Agreement") effective upon your commencement of employment with the company.

Proposed Start Date: We would appreciate your response to our offer as soon as possible, but no later than 09/17/2010 and a start date of as soon as mutually agreeable, but no later than 09/20/2010.

This offer is subject to your submission of an I-9 form, to satisfactory completion of Accelrys’ reference and background check and satisfactory documentation with respect to your identification, and right to work in the United States.

I look forward to you joining the Accelrys team and your involvement in what we are confident represents an exciting and professionally rewarding venture.

Accelrys Inc.

By:	/s/ Zach Stapleton
Recruiting Manager

Accepted by:

/s/ Mollie Hunter
Mollie Hunter

Addendum 2/18/11:

Accelrys agrees to provide you with reimbursement for your monthly business living expenses in San Diego in an amount not to exceed $2,000 per month pursuant to the lease in force with Cary Colbert. This agreement is effective for 12 months following the date of this addendum, and remains in force assuming you have not voluntarily terminated you employment during this time. This reimbursement will be reviewed, and upon written agreement, extended annually thereafter.

Addendum 2/1/13:

Accelrys agrees to provide you with reimbursement for your monthly business living expenses in San Diego in an amount not to exceed $3,000 per month pursuant to the lease in force with for your rental home in Carlsbad, CA. This agreement is effective for 12 months following the date of this addendum, and remains in force assuming you have not voluntarily terminated you employment during this time. This reimbursement will be reviewed, and upon written agreement, extended annually thereafter.